Exhibit 99.(c.8)

CONFIDENTIAL An Investment Banking Firm GREENE HOLCOMB & FISHER Partner with ExperienceTM LLC Wells Fargo Center - 90 South 7th Street, 54th Floor, Minneapolis, Minnesota 55402 - Phone 612.904.5700 - Fax 612.904.5719 14646 North Kierland Boulevard, Suite 145, Scottsdale, Arizona 85254 - Phone 480.348.6405 - Fax 480.348.1529 www.GH&F.net Presentation to the Special Committee of the Board of Directors January 12, 2010 Project Lake

Notice The accompanying material was compiled on a confidential basis for use by the Special Committee of the Board of Directors in evaluating the proposed transaction described herein. The material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to the transaction. Nothing contained in the accompanying material is to be relied upon as a promise or representation as to the past or the future. Greene Holcomb & Fisher LLC (“GH&F”) undertakes no obligation to update or revise the accompanying material. It should be understood that certain financial and market information, estimates, valuations and projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by GH&F or responsibility for any independent verification thereof. Accordingly, neither GH&F nor any of its officers, directors, employees, affiliates, advisors, agents, members or representatives warrant the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such valuations, estimates and projections. Actual results may vary from these estimates, valuations and projections and any variations may be material.

Table of Contents Section Background of Transaction Transaction Overview Summary of Due Diligence Procedures Lake Public Market Overview Summary Valuation Analysis Appendices Comparable Public Company Analysis Detail Comparable Transactions Analysis Detail Premium Analysis Detail Discounted Cash Flow Analysis Detail Lake Financial Information Tab I II III IV V A B C D E

Section I Background of Transaction

Background of the Transaction Lake Headquartered in Saint Paul, Minnesota, Lake is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Lake is also the parent company of a leading catalog and Internet-based retailer of products for boating and other water sports enthusiasts. Role of GH&F Greene Holcomb & Fisher LLC has been retained by the Special Committee of the Company’s Board of Directors as a financial advisor. On September 27, 2009, GH&F rendered to the Special Committee an opinion as to the fairness, from a financial point of view, of the price per share to be received by (i) holders of common stock who will receive cash in lieu of fractional shares in connection with the contemplated reverse stock split and (ii) holders of common stock who will receive a cash offer for their shares. In January 2010, the Special Committee retained GH&F to update its opinion. Company Overview

Page 5 Background of the Transaction Lake has been a public company since April 2004. In March 2008, the Company engaged Lazard Middle Market as its investment banker to assist the Company in evaluating going-private transactions, a potential sale of the Company and the potential acquisition of other companies or businesses. In April 2008, after reviewing various alternatives, the Company’s Board of Directors directed Lazard to run a process designed to arrange a going-private transaction financed by a third party to purchase shares of the Company not owned by either (i) Gratco, David Pratt, and the David C. Pratt Irrevocable Grantor Retained Annuity Trust (collectively, the “Gratco Group”), or (ii) Holiday Stationstores (“Holiday”), certain members of the Erickson family and trusts for the benefit of certain members of the Erickson family (collectively, the “Holiday Group”). According to the Company, these shareholders collectively own over 70% of the Company’s outstanding stock. At the same time, the Board of Directors formed a Special Committee to oversee and evaluate the exploratory process being undertaken by Lazard and to determine whether to proceed with any transaction. In June 2008, the Special Committee engaged GH&F as its financial advisor. Between April and October 2008, Lazard contacted over 100 potential investors in the Company. On October 29, 2008, Lazard delivered a written summary of the process to the members of the Company’s Board of Directors, and confirmed that none of the third parties had expressed a firm interest in participating in a going-private transaction with respect to the Company.

Page 6 Background of the Transaction Between November 2008 and March 2009, the Company continued to work with its outside legal advisor, Faegre & Benson, to identify a structure to cease being a public company without the participation of an unaffiliated third party. As a result of this work, the Company identified a potential structure for a going-private transaction in the form of a reverse stock split followed by the cancellation of shares in exchange for payment of fair value as set forth in the Minnesota Business Corporation Act. To avoid a breach of covenants of the Company’s senior credit facility, the potential structure required that the payments would not be made by the Company. In April 2009, in a conversation with GH&F and the chairman of the Special Committee, David Pratt indicated that (i) the Gratco Group would be willing, if so requested by the Special Committee, to provide funding for a going-private transaction and (ii) the Gratco Group was not interested in selling its ownership positions in the Company. In April 2009, in a separate conversation with GH&F and the chairman of the Special Committee, Ron Erickson indicated (i) Holiday Group would be willing, if so requested by the Special Committee, to provide funding for a going-private transaction and (ii) the Holiday Group was not interested in selling its ownership positions in the Company.

Page 7 Background of the Transaction On April 24, 2009, Mr. Pratt conveyed the Gratco Group’s willingness to provide funding, if so requested, for a going private transaction which included a 1-for-20,000 share ratio followed by a cancellation of all fractional shares less than one whole share at a per share price of $3.20. Mr. Pratt indicated that the Gratco Group’s willingness to provide funding would include cooperation by the Company with the trading of the common stock on the limited information tier of the Pink Sheets for six months following completion of the reverse stock split. In response to concerns expressed by the Special Committee about the Gratco Group’s proposed structure and price, Mr. Pratt indicated on May 7, 2009, that, if so requested, the Gratco Group would be willing to fund a price of $3.40 per share including a structure that included an offer to purchase shares held by shareholders (other the Gratco Group and the Holiday Group) remaining after the reverse stock split at the same price. On June 1, 2009, the Special Committee communicated its view that the $3.40 was not acceptable given the disparity between the offer and the current trading price of the Company’s common stock. There were no discussions or negotiations between the Special Committee and the Gratco Group or Holiday Group regarding the going-private transaction between June and September 2009. On September 1, 2009, the Company announced its financial results for the second quarter of its fiscal year 2009. Later in September 2009, Mr. Pratt reinitiated discussions with the Special Committee, and the Company provided its most recent financial results and an updated forecast to GH&F.

Page 8 Background of the Transaction On September 17, 2009, Mr. Pratt conveyed to the chairman of the Special Committee and representatives of GH&F and King and Spalding that the Gratco Group would, if so requested, be willing to pay $4.20 per share in connection with the reverse stock split. On September 22, 2009, at the direction of the Special Committee, representatives of GH&F met separately with each of Mr. Pratt and Mr. Erickson to communicate the Special Committee’s dissatisfaction with the $4.20 price per share and to suggest a price per share of $5.75. On September 24, 2009, Mr. Erickson communicated to GH&F the willingness of the Holiday Group, if so requested, to provide funding for a going-private transaction at $5.00 per share. GH&F shared this information with Mr. Pratt, and on September 25, 2009, Mr. Pratt communicated the Gratco Group’s willingness, if so requested, to provide funding for a going-private transaction at a price of $5.00 per share. On September 26, 2009, at the direction of the Special Committee, representatives of GH&F spoke separately with each of Mr. Pratt and Mr. Erickson to communicate the Special Committee’s dissatisfaction with the $5.00 price per share and to suggest a price per share of $5.40 per share. Mr. Pratt and Mr. Erickson communicated to GH&F their willingness, if so requested, to provide funding for a going-private transaction at $5.15 per share.

Page 9 Background of the Transaction On September 27, 2009, GH&F presented an opinion to the Special Committee as to the fairness, from a financial point of view, of the price per share of $5.15 to be received by (i) holders of common stock who will receive cash in lieu of fractional shares in connection with the contemplated reverse stock split and (ii) holders of common stock who will receive a cash offer for their shares. On September 27, 2009, the Special Committee made its recommendation to the full Board of Directors to proceed with the contemplated transaction, and the full Board of Directors approved the recommendation. On September 27, 2009, the Company entered into a funding agreement with each of the Gratco Group and Holiday Group, and on September 28, 2009, the Company announced its intent to complete the transaction. On October 1, 2009, the Company filed a Form 8-K with the SEC relating to the proposed reverse stock split. On October 14, 2009, the Company filed a Schedule 13E-3 with the SEC, that has been amended several times. On December 23, 2009, the Company finalized the Information Statement describing the reverse stock split. On December 29, 2009, the Company announced the reverse stock split will occur on the record date which is currently anticipated to be January 14, 2010, and immediately following the reverse stock split, the Company will effect the forward stock split.

Section II Transaction Overview

Transaction Overview The Company has announced a 1 for 30,000 reverse stock split (the “Reverse Split”), which will then be immediately followed by a 30,000 for 1 forward stock split. As a result of the reverse-forward stock split (the “Reverse/Forward Split”), (a) each shareholder owning less than 30,000 shares of the Company’s common stock before the split (a “Cashed-Out Holder”) will receive $5.15 in cash for each of such shareholder’s pre-split shares (the “Cancellation Price”), and (b) each share of the Company’s common stock held by a shareholder owning 30,000 or more shares before the split (a “Remaining Holder”) will continue to represent one share of the Company’s common stock. In connection with the Reverse/Forward Split, under Funding and Indemnification Agreements (the “Agreements”) with the Company, certain shareholders of the Company (the “Funding Shareholders”) have agreed to offer to purchase (the “Offer to Purchase,” and together with the Reverse/Forward Split, the “Transaction”) at a price per share equal to the Cancellation Price all shares of the Company’s common stock that remain outstanding and are held by the remaining shareholders other than the Funding Shareholders and certain other shareholders identified in the Funding Agreement (the “Remaining Holders”). In addition, under the Agreements, the Funding Shareholders have agreed to be responsible for the Company’s obligations to pay for fractional shares in the Reverse Split, to undertake certain indemnification obligations with respect to the Transaction, and to make payments for the Company in the event the Company is required to pay current or former shareholders any amounts in excess of the Cancellation Price. Summary of Proposed Transaction

Page 12 Management Rationale Management Rationale The Company is unable to realize benefits of a public company at current market value: Limited interest from institutional investors Unlikely to acquire other businesses using stock as consideration Lack of significant access to public capital markets to raise money Lack of appreciable enhancement in Company image as a result of public reporting company status Lack of significant liquidity in the public markets for current shareholders Transaction Overview

Page 13 Management Rationale Management Rationale (continued) The Transaction would provide benefits for the Company and its shareholders: Cashed-Out Holders and Remaining Holders would receive liquidity The Company would gain greater operational flexibility by being able to focus on long-term growth without undue emphasis on short-term fluctuations in the Company’s stock price The Company would be able to better control the dissemination of certain business information which is currently disclosed in reports and available to third parties, including competitors The Company would be able to eliminate certain costs, including out-of-pocket costs and use of employee time and resources, associated with the Company’s compliance with the SEC public reporting requirements (including compliance with Sarbanes-Oxley) and Nasdaq costs The Company would expect to reduce liability exposure of directors and officers and corresponding insurance costs to levels more suitable to the Company’s business Transaction Overview

Section III Summary of Due Diligence Procedures

Summary of Due Diligence Procedures Visit to the Company’s headquarters in St. Paul, Minnesota. Meetings/conference calls with David Pratt, the Company’s CEO, Bob Vold, the Company’s CFO, Michael Owens, the Company’s Executive Vice President and Chief Financial Officer, Mark Metcalfe, the Company’s CEO of Gander Direct, and Eric Jacobson, the Company’s General Counsel, to discuss the Company’s business, operations, historical and projected financial results and future prospects, the Company’s current financing position and arrangements, the Transaction and alternative transactions available to the Company, and other matters deemed relevant to our analysis. Meetings/conference calls with the Special Committee, the Special Committee’s legal counsel (King & Spalding) and the Company’s legal counsel (Faegre & Benson). Among other things, reviewed the following: Annual reports on Form 10-K for the three fiscal years ended January 31, 2009 and Annual Report on Form 10-K/A for year ended January 31, 2009 Quarterly Report on Form 10-Q for the three-month periods ended May 2, 2009, August 1, 2009 and October 31, 2009 Proxy statement dated May 13, 2008 Financial forecasts for the Company, including the Company’s financial projections for the periods ending January 30, 2010 through 2016, all as prepared and provided to us by the Company’s management, including an updated forecast for the period ending January 29, 2011 Preliminary results for the month of December 2009 Certain trading characteristics of the Company’s Common Stock Estimates of annual cost savings from the elimination of SEC-reporting public company status provided by the Company’s management Recent press releases The Agreements and the Schedule 13E-3 filed by the Company with the Securities and Exchange Commission Lake Due Diligence

Section IV Lake Public Market Overview

Lake Public Market Overview Company Snapshot (1) Options calculated using the treasury stock method; currently < 50,000 shares. (2) Fiscal year ending January 30, 2010 used in place of Calendar year end. (3) LTM as of October 31, 2009. (4) Assumes net debt of $312.2 million based on average debt and cash for FY 2009 based on quarterly actual results and estimates provided by Company. Summary Trading Statistics Estimates Summary - ($ in millions) (2) Project Lake LTM (3) 2009E Street 2009E MGMT Current Stock Price as of January 11, 2010 $5.13 Revenue $1,086.8 $1,097.6 $1,070.8 1 Week Prior $5.10 Adjusted EBITDA $40.3 $41.7 $39.8 4 Weeks Prior $5.04 3 Months Prior $5.10 6 Months Prior $5.61 Fully Diluted Valuation Summary 12 Months Prior $2.02 LTM 2009E Street 2009E MGMT Fully Diluted Company Value/Revenue 0.4x 0.4x 0.4x In the last 52 weeks, the stock has closed at: Fully Diluted Company Value/EBITDA 10.8x 10.5x 11.0x A closing price high of: $6.42 A closing price low of: $1.65 Current stock price as a % of 52 week high 79.9% Fully Diluted Summary Capitalization ($ in millions) (1) Common Shares Outstanding (millions) 24.2 Common Stock Equivalents as of January 11, 2010 (millions) NM Fully Diluted Share Count 24.2 Current Stock Price as of January 11, 2010 $5.13 Fully Diluted Market Capitalization $124.1 Plus: Debt (4) 313.8 Less: Cash and Marketable Securities (4) 1.6 Fully Diluted Company Value $436.4

Page 18 Lake Sporting Goods Retailers NASDAQ Composite 42.2% 110.1% 119.7% 1-Year Relative Price Performance (1) Sporting Goods Retailers Index: BGFV, CAB, DKS, GOLF, HIBB. (1) As of January 11, 2009. Lake Public Market Overview 50.0 100.0 150.0 200.0 250.0 300.0 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09 Jan-10

Page 19 Lake Sporting Goods Retailers NASDAQ Composite 12.9% 13.6% 19.3% 4-Month Relative Price Performance (1) Sporting Goods Retailers Index: BGFV, CAB, DKS, GOLF, HIBB. (1) As of January 11, 2010. Lake Public Market Overview 9/28: Announcement of Transaction 85.0 90.0 95.0 100.0 105.0 110.0 115.0 120.0 125.0 Sep-09 Sep-09 Sep-09 Oct-09 Oct-09 Oct-09 Nov-09 Nov-09 Nov-09 Dec-09 Dec-09 Dec-09 Jan-10

Page 20 1-Year Closing Price Analysis (1) (1) As of January 11, 2010. Lake Public Market Overview 1.6% 6.5% 8.4% 12.8% 70.7% 0.0% 15.0% 30.0% 45.0% 60.0% 75.0% $1.65 - $2.00 $2.01 - $3.00 $3.01 - $4.00 $4.01 - $5.00 $5.01 - $6.42 Share Price Range Percentage of Total Volume

Page 21 1-Year Price Volume Analysis (1) (1) As of January 11, 2010. 2/17: Fourth Quarter Earnings Results Announced 6/3: First Quarter Earnings Results Announced 9/1: Second Quarter Earnings Results Announced Lake Public Market Overview 9/28: Announcement of Transaction 12/3: Third Quarter Earnings Results Announced $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 Jan-10 Nov-09 Oct-09 Sep-09 Jul-09 Jun-09 Apr-09 Mar-09 Feb-09 Stock Price 0 100 200 300 400 500 600 700 800 900 Volume (000's)

Page 22 1-Year Short Interest Price Volume Analysis Lake Public Market Overview Source: Capital IQ. Lake Stock Price, Volume and Short Interest from 12/15/08 to 12/15/09 0 500 1,000 1,500 2,000 2,500 3,000 Dec-09 Nov-09 Oct-09 Sep-09 Aug-09 Jul-09 Jun-09 May-09 Apr-09 Mar-09 Feb-09 Dec-08 Volume and Short Interest (000's) $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 Stock Price Volume Price Short Interest

Section V Summary Valuation Analysis

Summary Valuation Analysis

Lake Summary Valuation

GH&F

Lake Company Value Snapshot

Fully Diluted Summary Capitalization ($ mm)	Current Price	Offered Cancellation Price
Common Shares Outstanding (millions)	24.2	24.2
Common Stock Equivalents as of January 11, 2010 (millions)	NM	NM [1]
Fully Diluted Share Count	24.2	24.2
Stock Price	$5.13	$5.15
Fully Diluted Market Capitalization	$124.1	$124.6
Plus: Debt [2]	$313.8	$313.8
Less: Cash [2]	$1.6	$1.6
Fully Diluted Company Value	**$436.4**	**$436.8**

Multiple Analysis

	($ mm)	Implied Multiple @ $5.15
Revenue		
LTM @October 31, 2009	$1,086.8	0.4x
Street FY2009 Estimate	$1,097.6	0.4x
Management FY2009 Forecast	$1,070.8	0.4x
Adjusted EBITDA		
LTM @October 31, 2009	$40.3	10.8x
Street FY2009 Estimate	$41.7	10.5x
Management FY2009 Forecast	$39.8	11.0x

Premiums Analysis as of September 25, 2009 (last trading day prior to announcement)

	Average Share Price	Premium @ $5.15
One Day	$3.82	34.8%
One Week Average	$3.83	34.5%
Four Week Average	$4.12	25.0%

[1] Fewer than 50,000 common share equivalents calculated using the treasury stock method.

[2] Average debt and cash for FY2009 based on quarterly actual results and estimates provided by Company. At October 31, 2009, debt and cash were $359.6 million and $1.7 million, respectively, according to the Company's Quarterly Report on Form 10-Q.

Page 24

Offered Cancellation Price: $5.15 Summary Valuation Analysis Lake Summary Valuation – Comparable Public Companies In $ millions, except per share data (1) Assumes net debt of $312.2 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. $35.36 $35.39 $34.88 $35.36 $34.25 $32.69 Low 0.20x 0.20x 0.19x 4.75x 5.10x 4.85x 13.15x 0.20x 0.20x 0.19x 4.75x 5.10x 4.85x 13.15x Mean 0.59x 0.58x 0.56x 8.25x 8.05x 6.90x 18.57x 0.59x 0.58x 0.56x 8.25x 8.05x 6.90x 18.57x Median 0.49x 0.48x 0.47x 8.29x 7.54x 6.67x 19.12x 0.49x 0.48x 0.47x 8.29x 7.54x 6.67x 19.12x High 1.12x 1.11x 1.05x 10.64x 10.70x 9.44x 23.44x 1.12x 1.11x 1.05x 10.64x 10.70x 9.44x 23.44x Offered Cancellation Price Implied Multiple 0.40x 0.40x 0.38x 10.85x 10.48x 7.56x NEG 0.40x 0.41x 0.40x 10.85x 10.98x 7.67x NEG Company Statistic $1,086.8 $1,097.6 $1,139.9 $40.3 $41.7 $57.8 ($9.8) $1,086.8 $1,070.8 $1,085.7 $40.3 $39.8 $56.9 ($9.8) Comp. Companies - Street Estimates (1) $8.85 $8.67 $8.91 $0.84 $5.52 $3.03 $8.85 $8.16 $7.90 $0.90 $4.69 $2.80 ($7.50) $13.30 $13.33 $13.24 $13.30 $12.72 $12.05 $0.84 $0.33 $3.33 $0.90 $0.09 ($0.50) ($9.47) $0.96 ($5.31) $4.81 ($5.31) LTM Revenue 2009 Revenue 2010 Revenue LTM EBITDA 2009 EBITDA 2010 EBITDA LTM Earnings LTM Revenue 2009 Revenue 2010 Revenue LTM EBITDA 2009 EBITDA 2010 EBITDA LTM Earnings ($12.00) ($9.00) ($6.00) ($3.00) $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 ($3.99) ($7.72) ($9.47) ($3.88) ($3.93) ($7.50) ($3.99) ($4.10) ($4.35) ($7.72) ($4.11) $3.57 $4.81 ($4.99) ($1.33) ($4.99) $9.52 ($4.51) ($1.50) $9.20 Comparable Companies - Management Estimates (1)

Summary Valuation Analysis Lake Summary Valuation –M&A and DCF In $ millions, except per share data Offered Cancellation Price: $5.15 (1) Assumes net debt of $312.2 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. $65.93 Low 0.19x 4.74x Mean 0.69x 8.56x Median 0.60x 8.42x High 1.85x 12.51x Offered Cancellation Price Implied Multiple 0.40x 10.85x Company Statistic $1,086.8 $40.3 DCF ($4.47) ($5.01) $3.84 $7.85 $9.33 ($10.00) ($7.50) ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 LTM Revenue LTM EBITDA 17-21% Discount M&A (1) EBITDA Mult. Range 6.5x - 8.5x $1.36 $1.12 $6.39 $17.40 $13.93

Summary Valuation Analysis Lake Summary Valuation – Trading Range and Premiums In $ millions, except per share data Offered Cancellation Price: $5.15 (1) As of September 25, 2009 (last day prior to announcement of the Transaction). $21.59 $15.90 $47.14 Low -9.1% -9.6% -10.8% -10.8% -26.7% -43.6% -40.1% Mean 51.4% 52.1% 49.2% 49.2% 70.7% 69.6% 81.9% Median 39.3% 37.4% 37.0% 37.0% 46.7% 46.0% 51.3% High 216.7% 219.7% 219.1% 219.1% 465.2% 306.7% 771.4% $5.15 Offered Cancellation Price Implied Multiple 34.8% 34.5% 27.5% 25.0% 34.8% 31.7% -4.8% Company Statistic as of September 25 (last day prior to announcement) $3.82 $3.83 $4.04 $4.12 $3.82 $3.91 $5.41 Trading Range (1) $3.79 $3.79 $3.60 $2.75 $3.47 $3.46 $3.68 $2.80 $2.21 $3.24 $5.62 $6.42 $6.42 ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 One Month Three Month Six Month One Day One Week - Average Average Starting 9/1/09 Four Week - Average One Day One Week - Point in Time Four Week - Point in Time Premiums - Reverse Split Closing Price Trading Range $5.32 $5.78 $5.82 $5.65 $6.14 $9.84 $6.52 $5.60 Premiums - M&A $6.63 $5.71 $8.19 $5.26 $12.10 $12.24 $5.54 $6.03 $12.89 $13.14

Appendix A Comparable Public Company Analysis Detail

The Comparable Public Company Analysis reviews securities of publicly-traded companies deemed comparable to the Company’s business. It is generally accepted that share pricing in the public market reflects the value of a minority interest and does not reflect any control premium. Further, share pricing in the public market incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions. The analysis focused on publicly-traded companies with the following SIC codes: 4941 Sporting Goods and Bicycle Shops; and 4940 Miscellaneous Shopping Goods Stores. Market capitalizations between $15 million and $3.5 billion. Companies which Greene Holcomb & Fisher deemed similar to the Company’s business. The search yielded the following 5 companies: Comparable Public Company Analysis Big 5 Sporting Goods Corp. Cabela’s Inc. Dick’s Sporting Goods Inc. Golfsmith International Holdings Inc. Hibbett Sports, Inc. Appendix A

Appendix A

GH&F

Comparable Public Company Analysis (1,2)

Sporting Good Retailers Trading Multiples - Market Cap $25 Million to $3.0 Billion

($ in millions - except per share data)

Company	Closing Price @ 01/11/10	Market Cap	Company Value	Company Value / Revenue LTM	Company Value / Revenue CY 09E	Company Value / Revenue CY 10P	Company Value / EBITDA LTM	Company Value / EBITDA CY 09E	Company Value / EBITDA CY 10P	Price / Earnings LTM	Price / Earnings CY 09E	Price / Earnings CY 10P
Big 5 Sporting Goods Corp.	$17.02	$367	$427	0.49x	0.48x	0.47x	8.29x	7.24x	6.67x	19.12x	16.06x	14.30x
Cabela's Inc.	$16.17	$1,095	$1,097	0.42x	0.42x	0.42x	4.75x	5.10x	4.96x	13.15x	13.04x	12.83x
Dick's Sporting Goods Inc.	$25.07	$3,075	$3,109	0.73x	0.72x	0.68x	9.31x	9.65x	8.56x	NEG	22.38x	19.74x
Golfsmith International Holdings Inc.	$2.40	$38	$68	0.20x	0.20x	0.19x	8.27x	7.54x	4.85x	NEG	NEG	15.00x
Hibbett Sports, Inc.	$22.97	$667	$642	1.12x	1.11x	1.05x	10.64x	10.70x	9.44x	23.44x	22.74x	19.97x
			Low	0.20x	0.20x	0.19x	4.75x	5.10x	4.85x	13.15x	13.04x	12.83x
			Mean	**0.59x**	**0.58x**	**0.56x**	**8.25x**	**8.05x**	**6.90x**	**18.57x**	**18.56x**	**16.37x**
			Median	**0.49x**	**0.48x**	**0.47x**	**8.29x**	**7.54x**	**6.67x**	**19.12x**	**19.22x**	**15.00x**
			High	1.12x	1.11x	1.05x	10.64x	10.70x	9.44x	23.44x	22.74x	19.97x
Lake (Street)	$5.13	$124	$436	0.40x	0.40x	0.38x	10.83x	10.47x	7.55x	NEG	NM	13.86x
Lake (Management)				0.40x	0.41x	0.40x	10.83x	10.97x	7.66x	NEG	NEG	8.28x

(1) Total shares outstanding calculated using the treasury stock method to incorporate outstanding options and warrants.

(2) Assumes net debt of $310.4 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company.

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Appendix A

Comparable Public Company Analysis

Sporting Good Retailers Operating Metrics - Market Cap $25 Million to $3.0 Billion

($ in millions - except per share data)

Company	Revenue			EBITDA			EPS		
	LTM	CY 09E	CY 10P	LTM	CY 09E	CY 10P	LTM	CY 09E	CY 10P
Big 5 Sporting Goods Corp. (1)	$878	$894	$918	$51	$59	$64	$0.89	$1.06	$1.19
Cabela's Inc. (2)	$2,593	$2,601	$2,613	$231	$215	$221	$1.23	$1.24	$1.26
Dick's Sporting Goods Inc. (3)	$4,284	$4,322	$4,597	$334	$322	$363	($0.35)	$1.12	$1.27
Golfsmith International Holdings Inc. (4)	$342	$341	$356	$8	$9	$14	($0.23)	($0.03)	$0.16
Hibbett Sports, Inc. (5)	$575	$580	$609	$60	$60	$68	$0.98	$1.01	$1.15
Lake (Street) (6)	$1,087	$1,098	$1,140	$40	$42	$58	($0.40)	$0.01	$0.37
Lake (Management) (6)	$1,087	$1,071	$1,086	$40	$40	$57	($0.40)	($0.08)	$0.62

(1) LTM as of 9/27/09; LTM EBITDA and earnings include $1.5 million charge due to company error in reporting of rent expense.

(2) LTM as of 9/26/09; LTM EBITDA and earnings exclude $13.4 million in impairment charges.

(3) LTM as of 10/31/09; LTM EBITDA and earnings exclude $216 million of impairment charges and gains on sale of assets as well as all Merger & Integrations Costs.

(4) LTM as of 10/31/09; LTM EBITDA and earnings exclude restructuring charges, a one-time legal settlement expense, and severance expenses.

(5) LTM as of 10/31/09.

(6) LTM as of 10/31/09; Management LTM figures used for Street LTM.

Source: LTM from company filings and CapIQ; estimates from Thomson Financial.

Page 31

Page 32 Comparable Public Company Analysis Appendix A Sporting Good Retailers Operating Metrics - Market Cap $25 Million to $3.0 Billion ($ in millions - except per share data) 5yr Gross EBIT EBITDA Big 5 Sporting Goods Corp. $4 $64 17.5% 16.5% 12.5% 32.8% 3.8% 5.9% Cabela's Inc. $418 $420 38.3% 0.2% 11.4% 39.3% 6.2% 8.9% Dick's Sporting Goods Inc. $40 $73 2.4% 1.1% 16.8% 27.5% 0.6% 7.8% Golfsmith International Holdings Inc. $4 $34 88.9% 79.2% 10.0% 33.5% -0.7% 2.4% Hibbett Sports, Inc. $25 $0 0.0% -3.7% 15.9% 32.7% 8.0% 10.5% Lake (1) $2 $314 252.6% 251.3% 12.0% 25.6% 0.2% 3.7% (1) Average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. Company LTM Margins EPS Growth Debt Cash Debt/Market Cap Net Debt/Market Cap

Appendix B Comparable Transactions Analysis Detail

Appendix B The Comparable Transactions Analysis encompasses a review of transactions involving acquired entities deemed comparable to the Company’s business. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources. The analysis reviewed a group of transactions selected based on the following: Transactions where the target had one of the following SIC codes: 5941 Sporting Goods and Bicycle Shops; and 5999 Miscellaneous Retail Stores. Transaction value greater than $50 million and less than $3.5 billion; Public and private targets in which greater than 90% of the company was acquired; Transactions announced and closed between January 1, 2005 and January 11, 2010; Excludes repurchases, minority interests and hostile transactions; and Transactions which GH&F deemed similar to the proposed transaction. This search process yielded 23 transactions which satisfied the selection criteria. Comparable Transactions Analysis Detail

Appendix B

GH&F

Comparable Transaction Analysis (1)

(Dollars in Millions)

Date Announced	Date Effective	Target Name	Acquirer Name	Value of Transaction	Enterprise Value	LTM Net Sales	LTM EBITDA	LTM EBITDA Margin	Enterprise Value / LTM Net Sales	Enterprise Value / LTM EBITDA
8/24/2009	10/13/2009	Charlotte Russe Holding, Inc.	Advent International Corporation	$371.2	$311.2	$841.3	$47.4	5.6%	0.4x	6.6x
7/24/2009	11/25/2009	Tween Brands, Inc.	Dress Barn Inc.	$321.7	$237.0	$948.6	$42.3	4.5%	0.3x	5.6x
9/3/2008	10/15/2008	Hudson Group	Dufry AG	$770.7	$818.7	$666.0	$85.0	12.8%	1.2x	9.6x
8/14/2008	9/24/2008	Sleep Country Canada Income Fund	Westerkirk Capital Inc., Others	$311.5	$324.3	$345.5	$37.6	10.9%	0.9x	8.6x
12/6/2007	12/6/2007	Overton's, Inc.	Gander Mountain Co.	$70.0	$70.0	$93.5	$8.6	9.2%	0.7x	8.1x
11/26/2007	11/30/2007	Chick's Sporting Goods, Inc.	Dick's Sporting Goods Inc.	$74.2	$74.2	$126.7	NA	NA	0.6x	NA
9/17/2007	11/15/2007	Factory Card & Party Outlet Corp.	Amscan Holdings Inc.	$69.6	$69.1	$240.9	$7.2	3.0%	0.3x	9.7x
6/27/2007	10/9/2007	Guitar Center Inc.	Bain Capital, LLC	$2,093.4	$2,079.5	$2,093.7	$170.2	8.1%	1.0x	12.2x
3/20/2007	5/29/2007	Claire's Stores Inc.	Apollo Management, Others	$3,079.8	$2,738.9	$1,481.0	$315.3	21.3%	1.8x	8.7x
2/8/2007	3/16/2007	GNC Corp.	Ares Private Equity, Teachers' Private Capital	$1,469.3	$1,445.2	$1,487.1	$142.4	9.6%	1.0x	10.2x
11/13/2006	2/13/2007	Golf Galaxy, Inc.	Dick's Sporting Goods Inc.	$223.3	$213.5	$250.1	$19.1	7.7%	0.9x	11.2x
7/13/2006	10/26/2006	Petco Animal Supplies Inc.	Leonard Green & Partners, Texas Pacific Group	$1,828.3	$1,795.1	$2,037.5	$213.8	10.5%	0.9x	8.4x
5/9/2006	5/31/2006	ShopKo Stores Inc.	Spirit Finance Corporation	$1,116.9	$1,083.7	$3,068.5	$195.6	6.4%	0.4x	5.5x
1/22/2006	5/3/2006	Sports Authority Inc.	Leonard Green & Partners, Green Equity Investors	$1,424.5	$1,396.2	$2,482.0	$171.5	6.9%	0.6x	8.1x
1/18/2006	4/13/2006	Burlington Coat Factory Warehouse	Bain Capital, LLC	$2,070.3	$1,864.9	$3,351.4	$273.4	8.2%	0.6x	6.8x
10/29/2005	3/6/2006	Northern Department Store Group	Bon-Ton Stores, Inc.	$1,185.0	$1,185.0	$2,200.0	NA	NA	0.5x	NA
11/8/2005	2/14/2006	Linens 'n Things	Apollo Management, L.P., Others	$1,300.8	$1,263.1	$2,649.3	$149.9	5.7%	0.5x	8.4x
10/18/2005	12/28/2005	ShopKo Stores Inc.	Sun Capital Partners, Inc., Others	$1,130.4	$1,167.6	$3,068.5	$195.6	6.4%	0.4x	6.0x
10/27/2005	12/27/2005	Goody's Family Clothing Inc.	Prentice Capital Management LP , GMM Capital	$304.2	$235.3	$1,253.9	$24.2	1.9%	0.2x	9.7x
9/26/2005	12/23/2005	Party City Corp	Amscan Holdings Inc.	$360.7	$349.7	$503.9	$28.0	5.5%	0.7x	12.5x
4/17/2005	10/8/2005	Electronics Boutique Holdings Corp.	GameStop Corp.	$1,437.5	$1,262.2	$1,989.4	$116.8	5.9%	0.6x	10.8x
4/15/2005	10/4/2005	Brookstone Inc.	Osim International Ltd., Others	$440.5	$391.2	$501.7	$47.3	9.4%	0.8x	8.3x
1/9/2005	4/27/2005	Hollywood Entertainment Corp.	Movie Gallery, Inc.	$1,272.1	$1,078.3	$1,782.4	$227.5	12.8%	0.6x	4.7x
			Low	$69.6	$69.1	$93.5	$7.2	1.9%	0.2x	4.7x
			Mean	**$988.1**	**$932.8**	**$1,454.9**	**$119.9**	**8.2%**	**0.7x**	**8.6x**
			Median	**$1,116.9**	**$1,078.3**	**$1,481.0**	**$116.8**	**7.7%**	**0.6x**	**8.4x**
			High	$3,079.8	$2,738.9	$3,351.4	$315.3	21.3%	1.8x	12.5x

(1) Per Capital IQ, SDC and public filings.

Page 35

Appendix C Premium Analysis Detail

Appendix C GH&F performed a premium analysis on transactions in which target company performed a reverse split and subsequently de-registered shares under the Securities Exchange Act of 1934, as amended. The analysis examines the premiums represented by the payment per share of the transactions as compared to the average market prices of the targets over certain periods of time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types; and Deals completed between January 1, 2006 and January 11, 2010. This search yielded 32 transactions which satisfied the selection criteria. Premium Analysis Detail – Reverse Stock Splits, Going Private

Appendix C

GH&F

Premium Analysis Detail – Reverse Stock Splits Going Private [(1)]

Announcement	Effective	Company	Split Mechanics: Split	Split Mechanics: Payment per Share	Premium Over Average Price: One Day	Premium Over Average Price: One Week	Premium Over Average Price: Four Week
5/27/2009	9/9/2009	Cuisine Solutions Inc.	1:5,000	$1.30	39.8%	37.4%	28.3%
5/5/2009	6/29/2009	Callwave, Inc.	1:5,000	$1.15	43.8%	39.9%	55.8%
1/21/2009	3/30/2009	Renegy Holdings, Inc.	1:2,000	$0.74	89.7%	93.5%	114.5%
12/10/2008	3/20/2009	Grill Concepts, Inc.	1:35	$1.50	100.0%	71.2%	80.5%
9/29/2008	3/23/2009	The Middleton Doll Company	1:1,000	$0.50	117.4%	142.7%	141.7%
8/25/2008	2/20/2009	Computer Horizons Corp.	1:500	$0.30	-9.1%	-9.6%	-10.8%
7/17/2008	1/21/2009	Careguide, Inc.	1:50,000	$0.14	133.3%	100.0%	96.1%
6/30/2008	10/6/2008	Gouverneur Bancorp, Inc.	1:100	$10.00	24.1%	19.8%	17.4%
4/14/2008	8/20/2008	Peoples-Sidney Financial Corp.	1:600	$13.47	11.8%	11.8%	16.5%
2/29/2008	5/7/2008	First Bancorp of Indiana	1:300	$14.00	16.6%	16.0%	13.9%
1/2/2008	1/4/2008	Oregon Pacific Bancorp	1:500	$13.00	43.6%	43.6%	43.3%
12/21/2007	5/20/2008	Jaclyn Inc.	1:250	$10.21	70.2%	60.0%	56.9%
10/5/2007	2/7/2008	Magstar Technologies, Inc.	1:2,000	$0.43	41.7%	93.2%	58.9%
7/2/2007	11/13/2007	Citizens Financial Corp.	1:250	$7.25	10.9%	10.9%	11.9%
5/1/2007	12/6/2007	Harold's Stores, Inc.	1:1,000	$0.30	25.0%	33.9%	-4.4%
2/21/2007	7/23/2007	Ohio State Bankshares	1:150	$95.00	1.7%	1.7%	1.7%
2/12/2007	8/13/2007	BNS Holding Inc.	1:200	$13.62	0.0%	0.1%	0.7%
1/8/2007	6/14/2007	K-Tel International, Inc.	1:5,000	$0.10	216.7%	216.7%	153.3%
10/16/2006	2/7/2007	Ergo Science Corp.	1:200	$2.10	200.0%	219.7%	219.1%
8/15/2006	1/10/2007	Pegasus Communications Corporation	1:100	$3.25	44.4%	41.2%	39.1%
6/1/2006	1/24/2006	Eupa International Corporation	1:7,999	$0.40	NM	NM	NM
5/16/2006	9/8/2006	Bactolac Pharmaceuticals	1:500	$4.00	11.1%	9.7%	9.3%
3/31/2006	8/30/2006	Mestek, Inc.	1:5,000	$15.24	21.8%	23.0%	20.5%
1/26/2006	12/4/2006	Home City Financial Corp.	1:210	$17.10	11.9%	12.9%	13.4%
1/24/2006	8/4/2006	Yadkin Valley Company	1:50	$78.00	39.3%	39.3%	39.3%
11/2/2005	1/19/2006	Collins Industries, Inc.	1:300	$7.70	14.0%	14.6%	13.9%
10/21/2005	1/10/2006	Sagient Research Systems Inc.	1:101	$0.12	33.3%	50.0%	76.5%
10/14/2005	3/13/2006	Major Automotive Companies, Inc.	1:1,000	$1.90	35.7%	43.7%	33.9%
10/7/2005	3/30/2006	ITEC Attractions Inc.	1:381,426	$0.27	11.1%	11.2%	11.5%
9/16/2005	3/15/2006	PVC Container Corp	1:2,000	$2.39	99.2%	94.3%	96.1%
8/29/2005	2/15/2006	Hia Inc.	1:45,000	$0.60	39.5%	36.4%	37.9%
6/21/2005	9/1/2006	American Education Corp.	1:2,000	$11.00	54.5%	36.7%	37.0%
				Low	-9.1%	-9.6%	-10.8%
				Mean	51.4%	52.1%	49.2%
				Median	39.3%	37.4%	37.0%
				High	216.7%	219.7%	219.1%

(1) Per Capital IQ, SDC and public filings.

Page 38

Appendix C Additionally, GH&F performed a Premium Analysis that involved a review of transactions involving the sale of public companies. The analysis examines the premiums represented by the purchase price per share of the transactions as compared to the market prices of the targets at certain points in time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types except for oil and gas and banking industries; Deals completed between January 11, 2008 and January 11, 2010 with transaction values between $50 million and $250 million; Transactions in which greater than 90% of the target was acquired; and Excludes share repurchases and hostile transactions. This search yielded 76 transactions which satisfied the selection criteria. Premium Analysis Detail – M&A

Appendix C

Premium Analysis Detail – M&A

Date Effective	Target Name	Business Description	Acquiror Name	Premiums One Day	Premiums One Week	Premiums Four Week
01/05/2010	Candela Corp	Mnfr,whl laser devices	Syneron Medical Ltd	50.8%	77.2%	144.4%
12/15/2009	Intellon Corp	Mnfr,whl integrated circuits	Atheros Communications Inc	49.4%	50.3%	56.0%
11/30/2009	NYFIX Inc	Pvd electn trading svcs	NYSE Technologies Inc	94.8%	76.3%	109.4%
11/25/2009	Hi-Shear Technology Corp	Mnfr power cartridges	Chemring Group PLC	61.5%	90.2%	88.0%
11/25/2009	Tween Brands Inc	Mnfr,ret girls apparel	Dress Barn Inc	20.1%	19.9%	21.8%
11/12/2009	Pomeroy IT Solutions Inc	Pvd info tech svcs	Project Skyline Intermediate	10.2%	11.7%	10.0%
11/06/2009	Aspect Medical Systems Inc	Mnfr brain monitoring equip	Transformer Delaware Corp	56.5%	61.9%	86.6%
10/01/2009	Goldleaf Finl Solutions Inc	Pvd info tech svcs	Jack Henry & Associates Inc	40.0%	48.5%	78.2%
09/30/2009	FCStone Group Inc	Pvd risk mgmt consulting svcs	International Assets Hldg	11.9%	6.5%	8.2%
09/09/2009	FiberNet Telecom Group Inc	Pvd telecommun svcs	Zayo Group LLC	15.2%	10.3%	9.1%
08/13/2009	SoftBrands Inc	Dvlps,whl entrp software	Steel Holdings Inc	95.7%	91.7%	206.7%
07/30/2009	Cornerstone Therapeutics Inc	Mnfr pharm	Chiesi Farmaceutici SpA	-26.7%	-3.5%	49.1%
07/27/2009	Borland Software Corp	Dvlp,whl database software	Micro Focus International PLC	87.5%	100.0%	167.9%
06/26/2009	SiRF Technology Holdings Inc	Mnfr,whl semiconductor	CSR PLC	90.0%	103.2%	25.9%
06/24/2009	Catapult Communications Corp	Dvlp commun software	IXIA	9.5%	23.8%	34.5%
06/01/2009	Gevity HR Inc	Pvd human capital mgmt svcs	TriNet Group Inc	97.0%	88.7%	75.4%
04/03/2009	Hifn Inc	Mnfr semiconductors	EXAR Corp	58.7%	37.0%	20.5%
03/31/2009	Pharmanet Development Grp Inc	Pvd clinical research svcs	JLL Partners Inc	273.1%	240.1%	300.0%
03/16/2009	American Land Lease Inc	RE invest trust	Green Courte Partners LLC	264.1%	273.7%	305.7%
02/25/2009	Targanta Therapeutics Corp	Biopharm co	Medicines Co	96.1%	227.9%	102.0%
02/02/2009	Meadow Valley Corp	Pvd constr contractor svcs	Insight Equity I LP	22.2%	19.7%	25.0%
01/28/2009	Transmeta Corp	Mnfr semiconductor	Novafora Inc	38.2%	38.4%	29.5%
01/27/2009	Centerplate Inc	Pvd catering,concession svcs	Kohlberg & Co LP	-17.5%	-43.6%	-39.0%
01/07/2009	Genelabs Technologies Inc	Mnfr pharm prod	GlaxoSmithKline PLC	465.2%	306.3%	202.3%
01/05/2009	Memory Pharmaceuticals Corp	Biopharmaceutical co	Roche Holding AG	317.8%	306.7%	771.4%
01/05/2009	Turbochef Technologies Inc	Mnfr,whl advanced ovens	The Middleby Corp	15.5%	23.5%	54.8%
12/29/2008	SM&A	Pvd sys engineering svcs	Odyssey Invest Partners LLC	159.3%	131.5%	109.0%
12/23/2008	Pharmacopeia Inc	Biotech co	Ligand Pharmaceuticals Inc	43.8%	39.4%	-22.5%
11/24/2008	Cherokee International Corp	Mnfr power supplies	Lineage Power Holdings Inc	33.3%	48.8%	16.8%
11/20/2008	Ashworth Inc	Mnfr,whl sport apparel	TaylorMade-adidas Golf	9.8%	-26.4%	-40.1%
11/03/2008	Pharsight Corp	Dvlp Internet software	Tripos LP	37.8%	33.5%	28.2%
11/03/2008	Captaris Inc	Dvlp bus automation software	Open Text Corp	28.3%	27.3%	35.2%
10/30/2008	Napster Inc	Dvlp digital media software	Best Buy Co Inc	94.9%	97.8%	82.8%
10/27/2008	Econergy Intl PLC	Pvd electric svcs	Suez Energy SA Participacoes	41.4%	41.7%	50.5%
10/24/2008	Nevada Chem Inc	Mnfr,whl liquid sodium cyanide	Investor Group	37.7%	34.4%	35.7%
10/10/2008	Catalyst Semiconductor Inc	Mnfr,whl semiconductors	ON Semiconductor Corp	53.7%	54.1%	42.5%

Page 40

Appendix C

Premium Analysis Detail – M&A

Date Effective	Target Name	Business Description	Acquiror Name	Premiums One Day	Premiums One Week	Premiums Four Week
10/07/2008	Motive Inc	Dvlp mgmt software	Alcatel Lucent SA	52.7%	23.9%	53.8%
09/29/2008	Memry Corp	Mnfr nickel-titanium prod	SAES Getters SpA	73.1%	74.3%	69.6%
09/16/2008	Industrial Rubber Products Inc	Mnfr,whl elastomeric materials	Industrial Rubber Products Inc	57.1%	50.0%	50.0%
09/05/2008	Tumbleweed Communications Corp	Dvlp messaging software	Tornado Acquisition Corp	52.5%	46.0%	104.6%
08/29/2008	Credence Systems Corp	Mnfr automatic test equip	LTX Corp	37.8%	46.0%	64.1%
08/29/2008	Optium Corp	Mnfr optical subsys	Finisar Corp	2.3%	-0.1%	15.8%
08/21/2008	SGX Pharmaceuticals Inc	Biotech co	Eli Lilly & Co	109.8%	106.9%	125.6%
08/21/2008	HireRight Inc	Pvd employment screening svcs	US Investigations Services Inc	95.2%	95.2%	121.9%
08/15/2008	MEDecision Inc	Dvlp health care mgmt software	Health Care Service Corp	309.4%	288.9%	369.8%
08/15/2008	CAM Commerce Solutions Inc	Dvlp retailing software	Great Hill Partners LLC	7.9%	12.1%	10.4%
08/06/2008	Barrier Therapeutics Inc	Mnfr pharm	Stiefel Laboratories Inc	135.8%	89.5%	66.7%
08/05/2008	Iomai Corp	Mnfr vaccine,immune sys	Intercell AG	147.2%	180.9%	170.5%
08/04/2008	Angelica Corp	Pvd med linen supply svcs	Clothesline Holdings Inc	33.7%	29.3%	33.8%
08/01/2008	Radyne Corp	Mnfr,whl data commun equip	Comtech Telecommun Corp	48.6%	47.6%	34.8%
07/07/2008	EP MedSys Inc	Mnfr,dvlp med,hosp supplies	St Jude Medical Inc	112.8%	93.6%	93.6%
07/02/2008	Clayton Holdings Inc	Pvd consulting svcs	Greenfield Partners LLC	24.5%	10.7%	40.9%
07/01/2008	Golden Cycle Gold Corp	Gold,copper mining	AngloGold Ashanti Ltd	28.7%	32.2%	28.7%
06/30/2008	SYS Technologies Inc	Pvd info connectivity svcs	Kratos Defense & Security	70.2%	65.9%	96.7%
06/30/2008	ESS Technology Inc	Mnfr semiconductors	Imperium Partners Group LLC	36.7%	36.7%	42.6%
06/27/2008	Kosan Biosciences Inc	Pvd coml research svcs	Bristol-Myers Squibb Co	229.3%	243.8%	231.3%
06/18/2008	NetManage Inc	Dvlp application software	Micro Focus International PLC	73.5%	74.3%	71.4%
06/17/2008	Restoration Hardware Inc	Own,op home furnishings stores	Catterton Partners	67.9%	57.9%	38.5%
06/11/2008	GMH Communities Trust	RE invest trust	American Campus Comm Inc	-1.0%	-3.1%	19.3%
06/10/2008	Encysive Pharmaceuticals Inc	Biotechnology co	Pfizer Inc	117.6%	200.5%	261.5%
06/09/2008	Iomega Corp	Mnfr,whl data storage devices	EMC Corp	44.7%	37.5%	35.1%
06/06/2008	Specialized Health Prod Intl	Mnfr disposable med devices	CR Bard Inc	8.7%	13.6%	22.0%
05/22/2008	WJ Communications Inc	Mnfr RF integrated circuits	TriQuint Semiconductor Inc	17.7%	17.7%	56.3%
05/16/2008	Synplicity Inc	Dvlp IC design software	Synopsys Inc	52.1%	54.4%	81.8%
05/02/2008	Renovis Inc	Mnfr pharm	Evotec AG	41.6%	38.7%	52.2%
04/30/2008	SigmaTel Inc	Mnfr semiconductors	Freescale Semiconductor Inc	67.6%	79.6%	53.1%
04/10/2008	Criticare Systems Inc	Mnfr,whl monitoring instr	Opto Circuits(India)Ltd	19.0%	26.4%	71.3%
04/01/2008	Manatron Inc	Dvlp,market web-base software	Thoma Cressey Bravo Inc	36.4%	37.9%	34.8%
04/01/2008	E-Z-EM Inc	Mnfr med imaging prod	Bracco Diagnostics Inc	27.9%	33.3%	23.6%
04/01/2008	Burke-Parsons-Bowlby Corp	Mnfr pressure treated wood	Stella-Jones Inc	27.4%	27.4%	27.4%

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Appendix C Premium Analysis Detail – M&A Date Premiums Effective Target Name Business Description Acquiror Name One Day One Week Four Week 03/21/2008 Lifecore Biomedical Inc Mnfr dental implants prod EM Warburg Pincus & Co Inc 32.4% 26.9% 28.2% 03/06/2008 Document Sciences Corp Dvlp content software EMC Corp 79.1% 75.8% 71.3% 03/05/2008 VistaCare Inc Pvd hospice care svcs Odyssey HealthCare Inc 20.1% 17.7% 18.0% 02/13/2008 American Bank Note Holographic Pvd sec holograms svcs JDS Uniphase Corp 11.5% 9.5% 23.6% 02/11/2008 Carrier Access Corp Mnfr broadband access equip Turin Networks Inc 4.0% 7.0% 25.0% 02/04/2008 Traffix Inc Pvd Internet mktg svcs New Motion Inc 122.4% 118.3% 106.8% Low -26.7% -43.6% -40.1% Mean 70.7% 69.6% 81.9% Median 46.7% 46.0% 51.3% High 465.2% 306.7% 771.4% Total - Four Week % of Total Total Deals 76 100% Deals with a Negative Premium 3 4% Deals with Premium under 20% 11 14% Deals with Premium under 30% 24 32%

Appendix D Discounted Cash Flow Analysis Detail

Appendix D The Discounted Cash Flow (“DCF”) Analysis is used to calculate a range of theoretical values for the Company based on: (i) the net present value of the estimated future cash flows generated by the Company; and (ii) a terminal value, which is an estimate of the future value of the Company. The projected financial information was provided by the Company’s management. For purposes of this analysis, we used a range of discount rates from 17.0% to 21.0% and a range of EBITDA multiples for the terminal value of 6.5x to 8.5x. Multiples were determined by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. Additionally, we also considered the nature of the Company’s business, the size of the Company relative to the comparable companies, its position in the industry, the inherent risk of the improved performance in an increasingly competitive industry and our recent experience in the M&A marketplace. Discount rates were based on the weighted average cost of capital (“WACC”) for comparable companies, business specific risk, including, without limitation, the Company’s track record in not meeting internal financial forecasts, the issues associated with growing the business as projected in the financial information provided by the Company management, size of the Company relative to its peers and other relevant factors. Discounted Cash Flow Analysis Detail

Appendix D

Discounted Cash Flow Analysis ($ in millions except per share data)

		2009P Ending 1/30/10 [1]	2010P Ending 1/29/11	2011P Ending 1/28/12	2012P Ending 2/2/13	2013P Ending 2/1/14	2014P Ending 1/31/15	2015P Ending 1/30/16
Present Value of Cash Flows	Total Sales	$212	$1,086	$1,189	$1,237	$1,287	$1,337	$1,388
	Operating Cash Flow (Adjusted EBITDA)	21	57	80	83	91	94	98
	Operating Income (EBIT)	16	26	53	58	68	74	82
	Less: Federal Taxes @34.0%	(5)	(9)	(18)	(20)	(23)	(25)	(28)
	Less State Taxes	(0)	(1)	(1)	(1)	(1)	(1)	(2)
	After-Tax Operating Income	10	17	34	37	44	48	52
	Depreciation & Amortization	5	31	27	25	23	19	16
	Capital Expenditures	(2)	(19)	(16)	(17)	(17)	(16)	(16)
	Change in Working Capital	78	39	(28)	(8)	(8)	(7)	(7)
	After-Tax Operating Cash Flows	91	67	17	37	42	44	45
	Adjusted EBITDA Multiple: 7.5x							732
	Total Cash Flows	$91	$67	$17	$37	$42	$44	$777
Present Value of NOL	NOL Subject to 382 (unwinding amounts)	$3	$1					
	NOL Not Subject to 382 [(2)]	96	90					
	Beginning Balance NOL	99	91	$64	$11	$0	$0	$0
	EBIT (Full Year)	9	26	53	58	68	74	82
	NOL Usage	9	26	53	11.0	-	-	-
	Taxes Saved @34.0%	3	9	18	3.7	-	-	-
	Ending Balance NOL	90	64	11.0	-	-	-	-
	Benefit to Free Cash Flow	3	9	18	3.7	-	-	-
Total	Total Cash Flows Plus Benefit of NOL	$94	$76	$35	$41	$42	$44	$777

Present Value of Cash Flows	
NPV Cash Flows	$230
NPV Terminal Value	250
NPV of NOL Carry Forward	25
Total Enterprise Value	$506
Plus: Cash [(3)]	$2
Less: Debt [(3)]	352
Total Equity Value	$155

Assumptions	
Discount Rate	19.0%
Adjusted EBITDA Multiple	7.5x
Federal Tax Rate	34.0%
State Tax Rate	2.0%

Enterprise Value Sensitivity Analysis

		Discount Rate		
		17.0%	19.0%	21.0%
Adjusted	6.5x	$505	$472	$443
EBITDA	7.5x	$542	$506	$473
Multiple	8.5x	$579	$539	$503

Equity Value Sensitivity Analysis

		Discount Rate		
		17.0%	19.0%	21.0%
EBITDA	6.5x	$154	$122	$93
Multiple	7.5x	$191	$155	$123
	8.5x	$229	$189	$153

Equity Value Sensitivity Analysis (Shares)

		Discount Rate		
		17.0%	19.0%	21.0%
EBITDA	6.5x	$6.36	$5.04	$3.84
Multiple	7.5x	$7.85	$6.39	$5.08
	8.5x	$9.33	$7.74	$6.31

[(1)] *Represents 2 months of projections.*

[(2)] *Represents tax loss carryforward of $95.7 million as of January 31, 2009.*

[(3)] *As of November 28, 2009, per Company management.*

Page 45

Appendix E Lake Financial Information

Income Statement ($ in millions) Appendix E 2005 Ended 1/28/06 2006 Ended 2/3/07 2007 Ended 2/2/08 2008 Ended 1/31/09 2009P Ending 1/30/10 2010P Ending 1/29/11 2011P Ending 1/28/12 2012P Ending 2/2/13 2013P Ending 2/1/14 2014P Ending 1/31/15 2015P Ending 1/30/16 LTM 10/31/09 2 Months Ending 1/30/10 Sales $804.5 $911.4 $969.4 $1,064.6 $1,070.8 $1,085.7 $1,188.6 $1,237.4 $1,286.7 $1,336.9 $1,387.7 $1,086.8 $211.9 Growth 13.3% 6.4% 9.8% 0.6% 1.4% 9.5% 4.1% 4.0% 3.9% 3.8% Cost of Sales $612.0 $686.7 $728.6 $794.1 $794.9 $777.2 $849.3 $881.6 $910.9 $943.3 $974.6 $809.1 $152.5 Gross Profit $192.4 $224.7 $240.8 $270.5 $275.9 $308.6 $339.3 $355.8 $375.7 $393.6 $413.0 $277.7 $59.4 Margin 23.9% 24.7% 24.8% 25.4% 25.8% 28.4% 28.5% 28.8% 29.2% 29.4% 29.8% 25.6% 28.0% Operating Expenses $194.6 $209.7 $252.1 $267.3 $266.7 $282.3 $285.8 $297.4 $307.7 $319.1 $331.2 $275.3 $43.5 EBIT ($2.2) $15.0 ($11.3) $3.2 $9.2 $26.2 $53.5 $58.3 $68.0 $74.5 $81.9 $2.4 $15.9 Margin NEG 1.6% NEG 0.3% 0.9% 2.4% 4.5% 4.7% 5.3% 5.6% 5.9% 0.2% 7.5% Depreciation and Amortization (1) $18.2 $22.0 $26.9 $37.4 $30.2 $30.7 $26.6 $24.8 $23.2 $19.2 $15.8 $37.1 $5.0 EBITDA $16.0 $37.0 $15.5 $40.6 $39.4 $56.9 $80.1 $83.1 $91.2 $93.7 $97.6 $39.5 $20.9 Margin 2.0% 4.1% 1.6% 3.8% 3.7% 5.2% 6.7% 6.7% 7.1% 7.0% 7.0% 3.6% 9.9% Pro Forma Adjustments Nonrecurring Items (2) $0.1 ($0.9) $6.5 $0.4 $0.4 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.8 $0.0 Pro Forma Adjusted EBITDA $16.2 $36.0 $22.0 $41.0 $39.8 $56.9 $80.1 $83.1 $91.2 $93.7 $97.6 $40.3 $21.0 Margin 2.0% 4.0% 2.3% 3.9% 3.7% 5.2% 6.7% 6.7% 7.1% 7.0% 7.0% 3.7% 9.9% Source: Company financial statements and management forecast. (1) Fiscal Year 2008 and LTM include a goodwill impairment charge of $6.5 million. (2) Represents expenses related to store closings, one-time gains, severance costs, write off of internal web development (2007 only) and reversal of exit costs for reopened outlet stores (2008 only).

Comparison of Results ($ in thousands) Note: Results, forecast and 2010 preliminary budget provided by management. Appendix E Analysis of Results versus Projections as of September 27, 2009 - Q3 FY 2009 Q3 Forecast Q3 Actual Variance Total Sales $273,905 $276,594 $2,690 EBIT $9,223 $5,900 ($3,323) Margin % 3.4% 2.1% Adjusted EBITDA $16,800 $13,652 ($3,148) Margin % 6.1% 4.9% Analysis of Results versus Projections as of September 27, 2009 - First 10 Months of FY 2009 10 Month Forecast 10 Month Actual Variance Total Sales $867,638 $858,929 ($8,709) EBIT $2,040 ($6,669) ($8,709) Margin % 0.7% NEG Adjusted EBITDA $27,415 $18,834 ($8,582) Margin % 10.0% 6.8% Analysis of 2010 - 2010 Preliminary Budget versus Projections as of September 27, 2009 2010 E&Y Forecast 2010 Preliminary Budget Variance Total Sales $1,140,772 $1,085,742 ($55,030) EBIT $43,176 $26,244 ($16,932) Margin % 15.8% 9.5% Adjusted EBITDA $71,926 $56,945 ($14,981) Margin % 26.3% 20.6%